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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 13G/A


                  Under the Securities Exchange Act of 1934

                             (Amendment No. 14)*


                              SAFECO CORPORATION
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                  786429100
                                (CUSIP Number)



        Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).













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CUSIP No.     786429100          13G/A

1       Name of Reporting Person
        S.S. or I.R.S. Identification No. Of Above Person

                        Donald G. Graham, Jr.
                        ###-##-####

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                        N/A                     (a)  [ ]
                                                (b)  [ ]

3       SEC USE ONLY



4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        UNITED STATES


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                5       SOLE VOTING POWER

                                572,438

                6       SHARED VOTING POWER

                                3,089,340 Shares

                7       SOLE DISPOSITIVE POWER

                                572,438 Shares

                8       SHARED DISPOSITIVE POWER

                                3,089,340 Shares

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,661,778 Shares

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                5.82%

12      TYPE OF REPORTING PERSON*

                IN
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Item 1 (a):NAME OF ISSUER

               SAFECO Corporation


Item 1 (b):ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               SAFECO Plaza
               Seattle,  WA  98185


Item 2 (a):NAME OF PERSON FILING

               Donald G. Graham, Jr.


Item 2 (b):ADDRESS OF PRINCIPAL BUSINESS OFFICE


               1525 One Union Square
               600 University Street
               Seattle,  WA  98101-3185


Item 2 (c):CITIZENSHIP

               United States


Item 2 (d):TITLE OF CLASS OF SECURITIES

               Common Stock


Item 2 (e):CUSIP NUMBER

               786429100


Item 3: This statement is not filed pursuant to Rules 13d-1 (b) or 13d-2, and therefore this item is not applicable.

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Item 4:       OWNERSHIP

               (a)  Amount Beneficially Owned:

                      3,661,778 shares

               (b)  Percent of Class:

                     5.82%


               (c)  Number of Shares as to Which Such Person Has:

                    (i)  Sole power to vote or direct the vote:

                           572,438 Shares

                    (ii) Shared power to vote or direct the vote:

                         3,089,340 Shares

                    (iii)Sole power to dispose or to direct the disposition of:

                           572,438 Shares

                    (iv) Shared power to dispose or to direct the disposition
                         of:

                         3,089,340 Shares

Item 5:        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not Applicable


Item 6:        OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF
               ANOTHER PERSON

               Not Applicable

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT
               HOLDING COMPANY.

               Not Applicable.

Item 8:        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not Applicable

Item 9:        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

Item 10:       CERTIFICATION

               Not Applicable








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                                  SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

February 13, 1995
- -------------------
Date
/s/ Donald G. Graham, Jr.
- -------------------------
Signature

Donald G. Graham, Jr.
- ------------------------
Name